UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2009

McDERMOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 N. Eldridge Parkway, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code:  (281) 870-5901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ÿ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ÿ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ÿ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ÿ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2009, McDermott International, Inc. (“McDermott” or “we”) announced plans to separate its two principal operating subsidiaries, The Babcock & Wilcox Company (“B&W”) and J. Ray McDermott, S.A. (“J. Ray”) into two independent, publicly traded companies.  In connection with that announcement, on December 10, 2009, we entered into retention agreements with 17 key members of McDermott’s management, including each of our current officers who were named executive officers in the proxy statement for our 2009 annual meeting of stockholders, except Mr. Robert A. Deason (the “named executives”).  As a result of Mr. Deason’s previously announced retirement at the end of this year, we did not enter into a retention agreement with him.

We used two basic forms of retention agreements; one form for the named executives and four other officers (collectively, the “Tier 1 Employees”) and a second form for nine other management employees, including our other officers (the “Tier 2 Employees”).  The retention agreements for Tier 1 and Tier 2 Employees are summarized below.  This summary is qualified by reference to the complete retention agreements, forms of which are attached as exhibits to this report and incorporated by reference into this Item.

Generally, the retention agreements provide a retention or severance payment to these employees in connection with the disposition of all or substantially all of the stock or assets of B&W or J. Ray (whether by a spin-off, sale or otherwise), which we have referred to as a “restructuring transaction” in the retention agreements.

In the event the employee remains employed with McDermott or its subsidiaries or a successor company on the effective date of a restructuring transaction, the retention agreements contemplate a one-time bonus payable in restricted stock that would vest on the first anniversary of the effective date of the restructuring transaction in the event the employee remains employed through that date, which payment would be in the following respective amounts:

(1)
for each of the Tier I Employees, an amount equal to 100% (149.5% in the case of Mr. Fees) of the sum of his or her then-current annual base salary plus target bonus under McDermott’s (or successor’s) short-term incentive plan or any successor or replacement plan (the “STIP”), provided that, with respect to Mr. Taff, one-third of his bonus would be payable in cash on the effective date of the restructuring transaction; and

(2)	for each of the Tier 2 Employees, an amount equal to 50% of the sum of his or her then-current annual base salary plus target bonus under the STIP.

The retention agreements also contemplate the provision of severance benefits, generally in the event the applicable employee’s employment with McDermott or one of its subsidiaries or a successor company (including the separated B&W or J. Ray companies) is terminated prior to the first anniversary of the effective date of the restructuring transaction, either by the employer company for any reason other than “Cause” or “Disability” (each as defined in the retention agreements) or by the employee for “Good Reason” (as defined in the retention agreements).  The severance benefits would include, for each applicable employee, subject to the execution by the employee of a release of claims against the company and certain affiliated persons and parties:

(1)	payment, in cash, of all accrued benefits through the date of termination;

(2)
payment, in cash, of any STIP bonus with respect to the immediately preceding year, if such bonus has not been paid as of the date of termination but STIP bonuses are subsequently paid with respect to that year under the STIP;

(3)	payment, in cash, of a pro-rated target STIP bonus for the then current year;

(4)
payment, in cash, of an amount equal to a percentage (299% in the case of Mr. Fees, 200% in the case of each other Tier 1 Employee and 100% in the case of each Tier 2 Employee) of the sum of the employee’s then-current annual base salary plus target bonus under the STIP;

(5)
payment, in cash, of a lump-sum equal to a percentage (200% in the case of each Tier 1 Employee and 100% in the case of each Tier 2 Employees) of the full annual cost of coverage for medical, dental and vision benefits provided to the employee and his or her covered dependents, plus extended COBRA benefits for 48 months;

(6)
full vesting in various outstanding long-term incentive awards granted prior to the effective date of the retention agreement (provided that, with respect to Mr. Taff, who has agreed to serve as B&W’s Chief Financial Officer following the proposed separation of B&W, full vesting also in long-term incentive awards granted after the date of the retention agreement, for each such award which he has held for at least one year at the time of employment termination);

(7)	full vesting in the employee’s account balance in McDermott’s New Supplemental Executive Retirement Plan; and

(8)	payment, in cash, of an amount equal to the portion of the employee’s 401(k) account that is not vested at the time of employment termination.

Mr. Fees’ retention agreement also contains restrictions on his ability to compete with us (including both B&W and J. Ray), or solicit our employees, for two years following the termination of his employment.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1	Form of Restructuring Transaction Retention Agreement between McDermott International, Inc. and John A. Fees.

10.2	Form of Restructuring Transaction Retention Agreement between McDermott International, Inc. and Michael S. Taff.

10.3	Form of Restructuring Transaction Retention Agreement between McDermott International, Inc. and Tier 1 Employees (other than Messrs. Fees or Taff).

10.4	Form of Restructuring Transaction Retention Agreement between McDermott International, Inc. and Tier 2 Employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/Dennis S. Baldwin
Dennis S. Baldwin
Vice President and Chief Accounting Officer

December 11, 2009